Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

ALPHAVEST ACQUISITION CORP

(Exact Name of Registrant as Specified in its Memorandum and Articles of Association)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.0001 per share	457(c), 457(f)(1)	6,575,829	(3)	$11.22	(4)	$73,780,801.38	(4)	$0.00015310	$11,295.84
Fees to be paid	Equity	Common Stock, par value $0.00001 per share	457(f)(2)	17,500,000	(5)	$10.00		$175,000,000.00	(6)	$0.00015310	$26,792.50
Fees to be paid	Equity	Common Stock underlying the Units, consisting of one share of Common Stock, par value $0.0001 per share, and one Right to receive one-tenth of one share of common stock(7)	457(c), 457(f)(1)	430,500	(7)	$11.31	(8)	$4,868,955.00		$0.00015310	$745.44
Fees to be paid	Equity	Common Stock the underlying Rights, each Right entitles the holder thereof to one-tenth of one share of common stock	457(c), 457(f)(1)	733,049	(9)	$11.22	(10)	$8,224,809.78		$0.00015310	$1,259.22
	Total Offering Amounts							$261,874,566.16			$40,093.00
	Total Fees Previously Paid										—
	Total Fee Offsets										—
	Net Fee Due										$40,093.00

Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Business Combination Agreement or the section entitled “Selected Definitions” in the accompanying proxy statement/prospectus.

(1) On August 16, 2024, AlphaVest Acquisition Corp, a Cayman Islands exempted company (“SPAC”), entered into a Business Combination Agreement (the “BCA”) by and among (i) SPAC, (ii) AV Merger Sub, a Washington corporation and wholly-owned subsidiary of SPAC (“Merger Sub”), and (iii) AMC Corporation, a Washington corporation (the “Company,” and collectively with SPAC and Merger Sub, the “Parties”). Pursuant to the BCA, subject to the satisfaction or waiver of certain conditions set forth therein, (a) prior to the date at which the BCA is effective (the “Effective Date”) SPAC shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Act (as Revised) (the “Domestication”), and (b) immediately following the consummation of the Domestication, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of SPAC (the “Merger”) (the transactions contemplated by the BCA, including, but not limited to, the Domestication and the Merger, the “Business Combination”).

The BCA provides, among other things, that (i) each Company Share (other than Company Shares held as treasury stock and any Company Dissenting shares) issued and outstanding as of immediately prior to the Effective Date shall be automatically cancelled and extinguished and converted into the right to receive a number of SPAC Shares equal to the Exchange Ratio, multiplied by the number of shares of Company Common Stock issuable upon such conversion (for an aggregate enterprise value of $175,000,000); (ii) each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto; and (iii) each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into the right to receive a number of shares of Surviving PubCo Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”). The Exchange Ratio shall equal (i) 17,500,000 shares of Surviving PubCo Common Stock divided by (ii) the number of Fully Diluted Shares (as defined in the BCA).

(2) Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock splits or similar transactions.

(3) Represents shares of Surviving PubCo Common Stock issuable in exchange for all outstanding SPAC Ordinary Shares in connection with the Domestication. Includes an aggregate of (i) 4,725,829 Ordinary Shares held by the Public Shareholders (assuming no redemption) and (ii) 1,850,000 founder shares held by Sponsor and EBC.

(4) Pursuant to Rule 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $11.23, based on the average of the high ($11.23) and low ($11.22) prices of SPAC Ordinary Shares on The Nasdaq Global Market (Nasdaq: ATMV) on November 8, 2024 (such date being within five business days of the date that this registration statement was filed with the SEC).

(5) Represents 17,500,000 shares of Surviving PubCo Common Stock, the maximum number of Surviving PubCo Common Stock that are expected to be issued as the Per Share Merger Consideration in connection with the Business Combination, to existing holders of AMC Corporation common stock.

(6) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act. AMC is a private company, no market exists for its securities, and AMC has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the securities expected to be exchanged in the Business Combination.

(7) Represents the number of shares of Surviving PubCo common stock to be exchanged upon consummation of the Business Combination for the corresponding number of (i) 402,904 private placement units held by the Sponsor and (ii) 27,596 private placement units held by EBC that were sold in connection with the Registrant’s initial public offering. Each unit may be redeemed for one share of Surviving PubCo Common Stock and one right to receive one-tenth of one share of Surviving PubCo Common Stock.

(8) Pursuant to Rule 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $4,868,955, based on the average of the high ($11.31) and low ($11.31) prices of SPAC Units on The Nasdaq Global Market (Nasdaq: ATMVU) on November 8, 2024 (such date being within five business days of the date that this registration statement was filed with the SEC).

(9) Represents 690,000 public rights to receive one-tenth of one share of Ordinary Shares and 43,049 private rights to receive one-tenth of one share of Ordinary Shares to be issued upon consummation of the Business Combination.

(10) Pursuant to Rule 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $8,224,809.78, based on the average of the high ($11.23) and low ($11.22) prices of SPAC Ordinary Shares underlying the Rights on The Nasdaq Global Market (Nasdaq: ATMVR) on November 8, 2024 (such date being within five business days of the date that this registration statement was filed with the SEC).